Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-269870 and 333-231512 on Form S-8 and Registration Statement No. 333-279209 and 333-279209-1 on Form S-3 of our reports dated February 5, 2026, relating to the consolidated financial statements of Cousins Properties Incorporated and subsidiaries, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 5, 2026